UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Roth, William G.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   1/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Direcor
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-    3.Trans-  4.Securities Acquired(A)  5)Amount of    6)Owner-        7)Nature of
                             action      action    or Disposed of (D)        Securities     ship Form:      Indirect
                             Date        Code               A                Beneficially   Direct (D)      Beneficial
                             (Month/                        or               Owned at       or Indirect     Ownership
                             Day/Year)   Code V    Amount   D    Price       End of Month   (I)
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
Common Stock, par value      1/2/02      A(1) V    891      A    $9.8150     14,932         Direct
$0.01 per share
Common Stock, par value                                                       6,000         Indirect         Wife, Patricia
$0.01 per share

                                                                 1



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative        2)Conversion   3)Trans-   4)Trans-   5)Number of Derivative            6)Date Exercisable and
Security                     or Exercise    action     action     Securities Acquired (A)           Expiration Date
                             Price of       Date       Code       or Disposed of (D)
                             Derivative                                                             Date            Expiration
                             Security                  Code  V    A                D                Exercisable     Date
------------------------------------------------------------------------------------------------------------------------------------





Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative        3)Trans-    7)Title and Amount               8)Price     9)Number of   10Owner-)        11)Nature of
Security                     action      of Underlying                    of Deri-    Derivative    ship Form        Indirect
                             Date        Securities                       vative      Securities    of Derivative    Beneficial
                                                            Amount or     Security    Beneficially  Security: or     Ownership
                                                            Number of                 Owned at      Direct (D)I
                  -                      Title              Shares                    End of Month  of Indirect (I)
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

Explanation of Responses:

(1)  Director's Quarterly Stock Compensation

- Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: William G. Roth
DATE 2/5/02